Exhibit 23.2

                  INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of French Fragrances, Inc. on Form S-3 of our report dated April 16, 1999, appearing in the Annual Report on Form 10-K of French Fragrances, Inc. for the year ended January 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


/s/ Deloitte & Touche, LLP

Miami, Florida
August 25, 1999